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                                                                     Exhibit 5.1


                           [ROPES & GRAY LETTERHEAD]

                                               January 29, 2001

Genuity Inc.
3 Van de Graaff Drive
Burlington, Massachusetts 01803

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof for the registration of 87,652,170 shares of Class A Common Stock, par value $0.01 per share (the "Shares"), of Genuity Inc., a Delaware corporation (the "Company"), issuable under the 2000 Long-Term Stock Incentive Plan and Outside Directors' Compensation Plan (each a "Plan" and, collectively, the "Plans") and an indeterminable amount of interests to be offered or sold pursuant to the Genuity Savings Plan (the "401(k) Plan Interests").

     We are familiar with the actions taken by the Company in connection with the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based on the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

                            Very truly yours,

                            /s/ Ropes & Gray
                            ----------------
                            Ropes & Gray